Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251653

PROSPECTUS SUPPLEMENT

Desktop Metal, Inc.

198,614,636 Shares of Class A Common Stock

25,010,494 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement further supplements and updates the prospectus dated February 4, 2021, as supplemented by the prospectus supplement dated February 9, 2021, relating to the resale of up to 198,614,636 shares of our Class A common stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) and the issuance by us of up to 25,010,494 shares of Class A common stock upon the exercise of outstanding warrants, or the Final Prospectus.

This prospectus supplement incorporates into our prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:

•	Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission on February 17, 2021 and February 26, 2021

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “DM” and our warrants are listed on the NYSE under the symbol “DM.WS”. On February 25, 2021, the closing sale price of our Class A common stock as reported on the NYSE was $20.66, and the closing sale price of our warrants as reported on the NYSE was $9.15.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” in the Final Prospectus .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2021

Desktop Metal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38835	83-2044042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Third Avenue Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(978) 224-1244

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DM	New York Stock Exchange
Warrants to purchase one share of Class A common stock	DM.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 16, 2021, pursuant to the Purchase Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, EnvisionTEC Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub I”) and EnvisionTEC US, LLC, a wholly owned subsidiary of the Company (“Merger Sub II”), Envisiontec, Inc. (“envisionTEC”), Gulf Filtration Systems, Inc. (“Gulf”), 3dbotics, Inc. (“3dbotics” and together with envisionTEC, Gulf and 3dbotics, and Envisiontec GmbH (“envisionTEC Germany”), the “envisionTEC Group”), and the Seller, the Company completed its previously announced acquisition of the envisionTec Group (the “Closing”), with (i) the mergers (the “Mergers”) of (A) Merger Sub I with and into envisionTEC, with envisionTEC continuing as the surviving corporation, and subsequently, (B) envisionTEC with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company; and (ii) the purchase of all of the issued and outstanding stock of envisionTEC Germany, Gulf and 3dbotics (the “Share Purchase”).

The transaction was valued at $300,000,000, with the Seller and certain key employees of the envisionTEC Group receiving $150 million in cash, as adjusted for, among other things, the amount of cash, debt and working capital in the business on February 16, 2021 and Seller issuing or agreeing to grant a total of 5,511,990 shares of Class A common stock of the Company and restricted stock awards valued in the aggregate at $150,000,000, based on an agreed per share price of $27.2134 per share.

A copy of the Merger Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 15, 2021. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

5,036,142 shares of Class A common stock (the "Shares") were issued to the Seller in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) of the Securities Act. Pursuant to the Merger Agreement, the Seller represented his intention to acquire the Shares for investment only and not with a view to or for sale in connection with any distribution. The Seller also represented that he is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. Appropriate restrictive legends are reflected in a restricted book entry with the Company’s transfer agent. The Seller also had adequate access, through business relationships and the course of negotiations, to information about the Company and could, with counsel and his professional experience, evaluate that information.

Item 5.02	Election of Directors.

On February 16, 2021, the Board of Directors (the “Board”) of the Company increased the size of the Board to twelve directors and appointed Ali El-Siblani to serve as a member of the Board as a Class III Director. Pursuant to the Merger Agreement, the Company agreed to take all action necessary to cause Mr. Siblani to be appointed to its Board as a Class III director, effective from and after the Closing. Other than the Merger Agreement, there was no arrangement or understanding pursuant to which Mr. El-Siblani was elected as a director. Mr. El-Siblani has also entered into the Company’s standard indemnification agreement for directors and officers.

Item 8.01.	Other Events.

On February 17, 2021, the Company issued a press release announcing the Closing, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statement and Exhibits.

(a) Financial Statements of Businesses or Funds Acquired.

The audited combined financial statements of envisionTEC Group as of December 31, 2018 and 2019 and for each of the years in the two-year period ended December 31, 2019 are attached hereto as Exhibit 99.2 and incorporated by reference herein.

The unaudited interim combined financial statements of envisionTEC Group as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 are attached hereto as Exhibit 99.3 and incorporated by reference herein.

(b) Pro Forma Financial Information.

The unaudited pro forma combined financial statements of the Company giving pro forma effect to the acquisition of the envisionTEC Group as of and for the nine months ended September 30, 2020 is attached hereto as Exhibit 99.4 and incorporated by reference herein.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 17, 2021

99.2	Audited combined financial statements of the envisionTEC Group for the years ended December 31, 2019 and 2018.

99.3	Unaudited combined financial statements of the envisionTEC Group for the nine months ended September 30, 2020.

99.4	Unaudited Pro Forma Condensed Combined Financial Information of Desktop Metal and EnvisionTEC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desktop Metal, Inc.

Date:	February 17, 2021	By:	/s/ Ric Fulop
		Name:	Ric Fulop
		Title:	Chief Executive Officer

Exhibit 99.1

DESKTOP METAL COMPLETES ACQUISITION OF ENVISIONTEC, ENTERING MARKET
FOR VOLUME PRODUCTION POLYMER ADDITIVE MANUFACTURING

EnvisionTEC’s Category-Leading Product and IP Portfolios Expand Desktop Metal’s Reach to Photopolymer 3D Printing, Digital Biofabrication, and Digital Casting Markets, Offering Go-to-Market Synergies Via Robust, Vertically Focused Dental, Medical and Jewelry Channels

BOSTON, MA (February 17, 2021) – Desktop Metal, Inc. (NYSE: DM), a leader in mass production and turnkey additive manufacturing solutions, today announced it has completed the previously announced acquisition of EnvisionTEC, a leading global provider of volume production photopolymer 3D printing solutions for end-use parts. The transaction is valued at $300 million, consisting of a combination of cash and newly issued Desktop Metal stock.

EnvisionTEC will operate as a wholly owned subsidiary of Desktop Metal and continue to be led by founder Al Siblani, who will serve as Chief Executive Officer of the EnvisionTEC business.

“With EnvisionTEC now a part of Desktop Metal, we are well-positioned to offer customers a complete platform across polymers and metals focused on Additive Manufacturing 2.0 solutions for volume production of end-use parts.” said Ric Fulop, CEO and co-founder of Desktop Metal. “Together, we have more than 200 distribution partners around the world that extend our reach into applications across fast-growing markets for additive manufacturing, such as dental, medical, and jewelry, in addition to doubling down on the broader industrial market. As we join forces, I’m more confident than ever we can accelerate the adoption of AM 2.0 and help customers transform how parts are made around the world.”

As the original inventor of digital light processing (DLP) 3D printing technology, EnvisionTEC has one of the strongest intellectual property portfolios in the area-wide photopolymer 3D printing market, counting more than 140 issued and pending patents. The company has in excess of 190 qualified materials for its platforms and more than 5,000 customers across a broad range of industries, including automotive, aerospace, medical devices, jewelry, and biofabrication. In addition, EnvisionTEC is a leader in the dental market, with over 1,000 dental customers now using its printers for pre-production and end-use parts in this segment.

EnvisionTEC also brings a compelling product portfolio for photopolymer additive manufacturing under Desktop Metal’s umbrella, including the new Envision One and Xtreme 8K printing platforms designed to deliver high-speed and economic end-use parts production with exceptional accuracy and properties meeting or exceeding thermoplastics. The company is a pioneer in digital biofabrication additive manufacturing with its Bioplotter platform, which supports the production of biocompatible parts for medical applications such as bone regeneration, cartilage regeneration, soft tissue fabrication, drug release, and organ printing. In addition, Desktop Metal adds EnvisionTEC’s robotic additive manufacturing (RAM) digital casting capabilities, which it plans to significantly advance using its proprietary and patent-pending Single Pass Jetting™ technology originally developed for the Production System™ to drive productivity enhancements and improve part economics.

The acquisition more than doubles Desktop Metal’s global distribution network, adding vertically focused partners in markets such as medical, dental, and jewelry, and increasing its geographic sales capabilities to 68 countries around the world.

About Desktop Metal

Desktop Metal, Inc., based in Burlington, Massachusetts, is accelerating the transformation of manufacturing with an expansive portfolio of 3D printing solutions, from rapid prototyping to mass production. Founded in 2015 by leaders in advanced manufacturing, metallurgy, and robotics, the company is addressing the unmet challenges of speed, cost, and quality to make additive manufacturing an essential tool for engineers and manufacturers around the world. Desktop Metal was selected as one of the world’s 30 most promising Technology Pioneers by the World Economic Forum and named to MIT Technology Review’s list of 50 Smartest Companies.

For more information, visit www.desktopmetal.com.

About EnvisionTEC

EnvisionTEC is a leading global provider of professional-grade 3D printing solutions. Founded in 2002 with its pioneering commercial DLP printing technology, EnvisionTEC now sells more than 30 printer configurations based on five distinct technologies that build objects from digital design files. The company’s premium 3D printers serve a variety of medical, professional and industrial markets, and are valued for precision, surface quality, functionality and speed.

For more information, visit www.envisiontec.com.

Forward Looking Statements

This communication relates to a business combination transaction between Desktop Metal, Inc. (“Desktop Metal”) and EnvisionTEC, Inc. (“EnvisionTEC”). This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this communication, including statements regarding the anticipated benefits of the transaction, anticipated impact of the transaction on Desktop Metal’s future results of operations and financial position, the amount and timing of synergies from the transaction, and other aspects of Desktop Metal’s operations or results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Desktop Metal has based these forward-looking statements on current information and management’s current expectations and beliefs. These forward-looking statements speak only as of the date of this communication and are subject to a number risks and uncertainties, including, without limitation, the following: the impact of the COVID-19 pandemic on Desktop Metal’s and EnvisionTEC’s business, including their suppliers and customers; the effect of the transaction (or announcement thereof) on the ability of Desktop Metal or EnvisionTEC to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom they do business; risks that the transaction disrupts current plans and operations; successful integration of Desktop Metal’s and EnvisionTEC’s businesses and realization of synergies and benefits; the ability of Desktop Metal to implement business plans, forecasts and other expectations following the completion of the transaction; risk that actual performance and financial results following completion of the transaction differ from projected performance and results; and business disruption following the transaction. This list of risks and uncertainties is not exhaustive. For additional information about other risks and uncertainties that could cause actual results of the transaction to differ materially from those described in the forward-looking statements in this communication, and of Desktop Metal’s business, financial condition, results of operations and prospects generally, please refer to Desktop Metal’s reports filed with the Securities Exchange Commission (“SEC”), including without limitation the “Risk Factors” and/or other information included in the Form 8-K filed by Desktop Metal on January 15, 2021, the S-4 Registration Statement filed with the SEC on September 15, 2020, the S-1 Registration Statement filed with the SEC on December 23, 2020, as amended, and such other reports as Desktop Metal has filed or may file with the SEC from time to time. The forward-looking statements included in this communication are made as of the date hereof. Except as required by applicable law, Desktop Metal will not update any forward-looking statements to reflect new information, future events, changed circumstances or otherwise.

Press Contacts

For Desktop Metal Investor / Media Relations

Lynda McKinney

press@desktopmetal.com

Investor Relations

Mike Callahan / Tom Cook

DesktopMetalIR@icrinc.com

# # #

Exhibit 99.2

Independent Auditor’s Report

Board of Directors
EnvisionTEC Group
Dearborn, Michigan

We have audited the accompanying combined financial statements of EnvisionTEC Group, which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of EnvisionTEC Group as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA LLP

Troy, Michigan
November 6, 2020

EnvisionTEC Group

Combined Balance Sheets
(in thousands)

December 31,	2019	2018
Assets
Current Assets
Cash and cash equivalents	$14,865	$16,927
Trade accounts receivable, less allowance for doubtful accounts of $755 and $644 in 2019 and 2018	3,310	3,010
Inventories	8,885	9,029
Prepaid expenses and other current assets	3,660	3,490
Total Current Assets	30,720	32,456
Property and Equipment, Net	1,719	1,867
Intangible Asset, Net	594	642
Total Assets	$33,033	$34,965
Liabilities and Equity
Current Liabilities
Trade accounts payable	$2,461	$1,735
Deferred revenue and customer deposits	2,175	3,055
Income taxes payable	427	387
Related party loan payable	600	—
Accrued expenses and other current liabilities	1,993	2,975
Total Current Liabilities	7,656	8,152
Stockholders’ Equity
Contributed capital	443	443
Retained earnings	28,517	29,074
Accumulated other comprehensive loss	(3,583)	(2,704)
Total Stockholders’ Equity	25,377	26,813
Total Liabilities and Stockholders’ Equity	$33,033	$34,965

See accompanying notes to combined financial statements.

EnvisionTEC Group

Combined Statements of Operations and Comprehensive Income
(in thousands)

Year ended December 31,	2019	2018
Net Revenue	$34,582	$34,512
Cost of Goods Sold	20,874	18,777
Gross Profit	13,708	15,735
Operating Expenses
Selling, general and administrative	9,839	12,742
Research and development	4,706	5,579
Total Operating Expenses	14,545	18,321
Loss from Operations	(837)	(2,586)
Other Income	302	225
Loss Before Taxes	(535)	(2,361)
Income Taxes	(22)	(134)
Net Loss	(557)	(2,495)
Other Comprehensive Loss
Foreign currency translation	(879)	(878)
Comprehensive Loss	$(1,436)	$(3,373)

See accompanying notes to combined financial statements.

EnvisionTEC Group

Combined Statements of Changes in Stockholders’ Equity
(in thousands)

	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2018	$43	$31,969	$(1,826)	$30,186
Contribution	400	—	—	400
Distribution to stockholder	—	(400)	—	(400)
Net loss	—	(2,495)	—	(2,495)
Other comprehensive loss	—	—	(878)	(878)
Balance, December 31, 2018	443	29,074	(2,704)	26,813
Net loss	—	(557)	—	(557)
Other comprehensive loss	—	—	(879)	(879)
Balance, December 31, 2019	$443	$28,517	$(3,583)	$25,377

See accompanying notes to combined financial statements.

EnvisionTEC Group

Combined Statements of Cash Flows
(in thousands)

Year ended December 31,	2019	2018
Operating Activities
Net loss	$(557)	$(2,495)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	719	913
Amortization	49	48
Provision for bad debt	(308)	606
Loss (gain) on sale of property and equipment	205	(67)
Changes in operating assets and liabilities:
Trade accounts receivable	8	(557)
Inventories	144	(1,861)
Prepaid expenses and other current assets	(170)	(1,170)
Trade accounts payable	726	1,239
Deferred revenue and customer deposits	(880)	105
Income taxes payable	40	152
Accrued expenses and other current liabilities	(982)	235
Net cash used in operating activities	(1,006)	(2,852)
Investing Activities
Property and equipment purchases	(777)	(381)
Distribution to stockholder	—	(400)
Contribution	—	400
Net cash used in investing activities	(777)	(381)
Financing Activities
Related party loans	600	—
Effect of Currency Translation on Cash and Cash Equivalents	(879)	(765)
Net Decrease in Cash and Cash Equivalents	(2,062)	(3,998)
Cash and Cash Equivalents, beginning of year	16,927	20,925
Cash and Cash Equivalents, end of year	$14,865	$16,927
Supplemental Cash Flow Information:
Cash paid for income taxes, net of refunds	$149	$1,285

See accompanying notes to combined financial statements.

EnvisionTEC Group

Notes to Combined Financial Statements

1.     Basis of Presentation

The combined financial statements include the accounts of EnvisionTEC, Inc., a Michigan corporation, which operates the business in North America; EnvisionTEC GmbH, a German company with limited liability, which operates the business in Germany; 3dBotics, Inc, d.b.a. Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. Collectively, the combined group is referred to as “the Company” or “EnvisionTEC Group.” The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in combination.

The Company is a leading global provider of professional 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The Company’s 3D printing solutions include three proprietary print technologies and a wide range of print materials. The Company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.

All amounts presented in the accompanying footnotes are presented in thousands, unless otherwise stated.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of these combined financial statements requires the Company to make certain judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Areas that require significant judgments, estimates and assumptions include, the allowance for doubtful accounts; inventories (including slow moving and obsolete inventory valuation adjustments); product warranty reserves; income taxes; contingencies; and future cash flow estimates associated with long-lived assets for purposes of impairment testing. The Company bases its estimates on historical experience, market comparables and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revenue Recognition

Revenue from the sale of 3D printers and consumables is recognized upon transfer of the risks and rewards of ownership to the buyer, which for 3D printers is generally upon shipment for sales to distributors, or in the case of direct sales of the Company’s 3D printers upon final acceptance by the customer after completion of the training and installation by the Company’s technicians, or upon shipping for printers that are installed by the customer. Revenue from the sales of consumables (primarily print materials and replacement parts) is recorded upon shipment. Revenue for all deliverables in a sales arrangement is recognized, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement or signed purchase order that constitutes a fixed and legally binding commitment between the Company and its customer. Any payments received from a customer prior to meeting all revenue recognition criteria are recorded as deferred revenue in the combined balance sheets.

The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales may include a combination of 3D printers, ancillary equipment, consumables, a standard warranty, training and installation. The timing of revenue recognition is generally the same for each component of the sale as the final requirements for revenue recognition are met at the same time (i.e., customer acceptance or shipment, whichever is applicable for that sale). The Company evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenue on delivered items when that functionality has been affected.

EnvisionTEC Group

Notes to Combined Financial Statements

The Company provides customers with a standard warranty on the sale of its 3D printers, generally covering the one-year period from the sale of the printer. The warranty is not treated as a separate service because the warranty is an integral part of the sale of the machine. A reserve for estimated warranty costs is recorded at the time of the sale based on historical warranty experience. After the initial warranty period, the Company offers customers an optional extended warranty. Extended warranty revenue is deferred and recognized on a straight-line basis over the period of the contract and the costs associated with these contracts are recognized as incurred.

The Company’s 3D printers include embedded software which is not sold separately and is not a significant focus of its marketing effort. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB Accounting Standard Codification (“ASC”) 985, Software-Revenue Recognition. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole, such that ASC 985 is not applicable. Revenue associated with this embedded software is recognized at the same time as the related 3D printer.

Shipping and handling costs billed to customers for sales of 3D printers and consumables are included in revenue in the combined statements of operations and comprehensive income. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the combined statements of operations and comprehensive income.

The terms of sale for the Company’s 3D printers generally require upfront payment for a portion of the cost of the 3D printer before shipment (usually at the time of order and/or just prior to shipping), with any remaining balance generally to be paid 30 to 60 days after shipment or installation. Payment for sales of consumables is generally due 30 to 60 days after shipment to the customer. Customers generally do not have a right of return, but if accepted they are generally subject to a restocking fee.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value because of the short maturity of the instruments. Cash balances are maintained with financial institutions located in the United States, Germany and Lebanon. The Company believes its risk of loss is limited; however, at times, account balances may exceed international and federally insured limits. The Company has no history of losses associated with these cash and cash equivalent balances.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their net realizable value. The estimate of the allowance for doubtful accounts related to trade receivables is based on evaluation of customer accounts with past-due balances or specific accounts for which there is information that the customer may be unable to meet its financial obligations. Based upon review of these accounts, and management’s analysis and judgment, the Company records a specific allowance for that customer’s accounts receivable balance to reduce the outstanding receivable balance to the amount expected to be collected. The allowance is re-evaluated and adjusted periodically as additional information is received that impacts the allowance amount reserved. The allowance for doubtful accounts at December 31, 2019 and 2018 was $755 and $644, respectively.

Inventories

All inventories are valued at the lower of cost or market, as determined using the first-in, first-out (“FIFO”) method. Overhead is allocated to work in progress and finished goods based on normal capacity of the Company’s production facilities. Fixed overhead associated with production facilities that are being operated below normal capacity are recognized as a period expense rather than being capitalized as a product cost. Adjustments for slow-moving and obsolete inventories are provided based on historical experience and current product demand. These adjustments reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales in the combined statements of operations and comprehensive income. The adjustments for slow-moving and obsolete inventories December 31, 2019 and 2018 was $594 and $614, respectively.

EnvisionTEC Group

Notes to Combined Financial Statements

Property and Equipment, Net

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the contractual lives of the related leases. Repairs and maintenance are charged to expense as incurred.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2019 and 2018.

Intangible Assets, Net

Intangible assets represent acquired intangibles purchased through acquisitions. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated.

Amortization of acquired intangible is included in cost of sales, research and development expenses and selling, general and administrative expenses in the combined statements of operations and comprehensive income. For intangibles with finite lives, the Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2019 and 2018.

Advertising

Advertising costs are expensed as incurred and were approximately $186 and $640 for the years ended December 31, 2019 and 2018, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as cost of goods sold in the combined statements of operations and comprehensive income.

EnvisionTEC Group

Notes to Combined Financial Statements

Research and Development Costs

Research and development costs consist primarily of employee compensation expenses, materials, laboratory supplies, costs for related software, and costs for facilities and equipment. Expenditures for research and development are expensed as incurred.

Income Taxes

The Company’s U.S. operating entity, EnvisionTEC, Inc., and its U.S. IP holding company, Gulf Filtration Systems Inc., as well as Viridis3D are organized as Michigan corporations that are treated as S corporations for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and similar state provisions, each entity is taxed as a flow-through entity and is not liable for income taxes. Its earnings and losses are included in the individual tax return of its sole shareholder. Therefore, the combined financial statements do not reflect a provision for U.S. federal or state income taxes relating to these entities.

The German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the applicable tax regulations of Germany. As a result, the accompanying combined statements of operations and comprehensive income include tax expense related to Germany.

The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of assets and liabilities of EnvisionTEC GmbH using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in the level and composition of earnings, tax laws or the deferred tax valuation allowance, as well as the results of tax audits, may materially impact the effective tax rate.

The Company estimates liabilities related to uncertain tax positions. As of December 31, 2019 and 2018, the Company had a liability of $427 and $387, respectively, related to uncertain tax positions in certain states and foreign jurisdictions. The calculation of the liability for uncertain tax positions requires management to make estimates and assumptions. The Company believes that its assumptions and estimates are reasonable, although actual results may have a material positive or negative impact on the balances of current or deferred tax assets and liabilities and net income.

Variable Interest Entities

A variable interest entity (VIE) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. Implicit variable interests may result in the absorption or receipt of variability in a legal entity. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. An entity has the power to direct the activities of another entity when its management has the ability to make key operating decisions, such as decisions regarding capital or product investment or manufacturing production schedules. The Company has evaluated certain entities, including certain related parties and entities under common control, and concluded that the Company has no VIEs subject to consolidation.

EnvisionTEC Group

Notes to Combined Financial Statements

Stockholders’ Equity

The EnvisionTEC Group is presented in combined form based on the existence of common control for all periods presented. All of the companies combined within EnvisionTEC Group (listed below) are each 100% owned by the same individual, therefore, profits, losses and distributions are allocated as such. The shares issued and outstanding for each of the individual entities included in the combined financial statements as of December 31, 2019 and 2018, respectively, were as follows:

Common Stock Issued and Outstanding
EnvisionTEC, Inc.	10
EnvisionTEC GmbH	22
Viridis3D	60
Gulf Filtration Systems, Inc.	1

Foreign Currency

The local currency is the functional currency for significant operations outside of the United States. The determination of the functional currency of an operation is made based upon the appropriate economic and management indicators.

Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based upon year-end exchange rates, and are included in stockholders’ equity as a component of comprehensive loss. Revenue and expenses are translated at average exchange rates. Transaction gains and losses that arise from exchange rate fluctuations are charged to operations as incurred, except for gains and losses associated with intercompany receivables and payables for which settlement is not planned or anticipated in the foreseeable future, which are included in other comprehensive income in the combined statement of operations and comprehensive income.

New Accounting Standards or Updates Recently Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2020 as the Company has elected to use the limited deferral of the effective date of Topic 606 provided by ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”). Topic 606 permits application of the new revenue recognition guidance using one of two retrospective application methods. The Company has not yet determined which application method it will use.

While the Company is continuing to assess all potential impacts of the standard, it currently believes that there could be potential impact to 3D printer sales and the timing of revenue recognition of the various components described in revenue recognition policy.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probably a loss has been incurred. This ASU is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the guidance on the combined financial statements and related disclosures. This ASU applies to trade accounts receivable.

EnvisionTEC Group

Notes to Combined Financial Statements

The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2021 unless the Company elects to use the limited one year deferral of the effective date provided by ASU 2020-05, at which time the guidance would be effective for the Company’s calendar year. The guidance will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply, and whether it will elect the deferral of the effective date.

While the Company is continuing to assess all potential impacts of the standard, the effects on the results of operations are not expected to be material.

3.     Inventories

Inventories consist of the following:

December 31,	2019	2018
(in thousands)
Raw materials and components	$6,737	$6,423
Work in progress	71	173
Finished goods	2,077	2,433
Total	$8,885	$9,029

4.     Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

December 31,	2019	2018
(in thousands)
Prepaid import taxes	$2,942	$2,808
Other receivables	2	16
Other	716	666
Total	$3,660	$3,490

EnvisionTEC Group

Notes to Combined Financial Statements

5.     Property and Equipment, Net

Property and equipment, net, consist of the following:

December 31	2019	2018	Useful Life (in years)
(in thousands)
Machinery and equipment	$3,333	$3,517	3 – 7
Computer equipment and software	1,022	1,032	3
Leasehold improvements	695	706	1
Other	271	264	1 – 25
Property and Equipment	5,321	5,519
Less: accumulated depreciation	(3,602)	(3,652)
Property and Equipment, Net	$1,719	$1,867

Depreciation expense was $719 and $913 in 2019 and 2018, respectively.

6.     Intangible Assets, Net

Intangible Assets, net, consist of the following:

December 31	2019	2018	Weighted Average Useful Life (in years)
(in thousands)
Acquired Technology	$781	$781	12
Less: accumulated amortization	(187)	(138)
Intangible Assets, Net	$594	$643

Amortization expense was $49 and $48 in 2019 and 2018, respectively.

Estimated future amortization expense is $49 annually for each of the next five years and $349 in the years thereafter.

7.     Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

December 31,	2019	2018
(in thousands)
Other tax withholdings	$37	$77
Warranty	482	467
Payroll related liabilities	528	571
Customer deposits and other	946	1,860
Total	$1,993	$2,975

8.     Income Taxes

For the years ended December 31, 2019 and 2018, EnvisionTEC, Inc., the Company’s U.S. operating entity, and Gulf Filtration Systems Inc., the Company’s U.S. intellectual property holding company were S corporations for U.S. federal and state income tax purposes. As S corporations, the taxable income or loss of these entities was passed through to and included in the individual tax returns of each corporation’s stockholder. Therefore, no provision has been recorded for U.S. federal tax and most state jurisdictions. The Company’s German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the taxing regulations of Germany. The Company reported pre-tax book loss from Germany of approximately ($1,449) and ($351) in 2019 and 2018, respectively. The Company’s U.S. entities reported pre-tax book income (loss) of approximately $914 and ($2,010) in 2019 and 2018, respectively.

EnvisionTEC Group

Notes to Combined Financial Statements

The components of income taxes for the years ended December 31, 2019 and 2018 are as follows:

December 31,	2019	2018
(in thousands)
U.S. federal	$—	$—
State and local	21	148
Foreign	—	(14)
Total Income Taxes	$22	$134

The Company has a liability for uncertain tax positions of approximately $427 and $387 at December 31, 2019 and 2018, respectively, which is recorded in income tax payable on the combined balance sheet.

9.     Related Party Transactions

The Company has a lease arrangement with ATMRE LLC, a leasing company in which Mr. El Siblani, CEO and owner of EnvisionTEC Group, is the sole member, for its headquarters located in Dearborn, Michigan. This lease terminated on December 31, 2016 and the company is currently leasing the facility on a month to month basis. For the years ended December 31, 2019 and 2018, the Company paid $144 and $144 to ATMRE, LLC, respectively.

In March 2005, the Company entered into a lease agreement with JES Besitzgesellschaft mbH, a leasing company that is controlled by members of the immediate family of Mr. El Siblani, for its original facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €8 per month. For the years ended December 31, 2019 and 2018 the Company paid JES Besitzgesellschaft GmbH $113 and $44, respectively.

In June 2015, the Company entered into a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El Siblani, for an additional facility located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €9 per month. For the years ended December 31, 2019 and 2018 the Company paid Sitraco (UK) Limited $128 and $99, respectively.

In June 2008, the Company entered into a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. Pursuant to the distribution agreement with Sibco Europe Ltd., the Company had sales to Sibco Europe Ltd. for the years ended December 31, 2019 and 2018 of $ — 0- and $2, respectively. Accounts receivable due from Sibco Europe Ltd. at December 31, 2019 and 2018 was $3 and $51, respectively, and is included in trade accounts receivable on the Company’s combined balance sheets. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. For the years ended December 31, 2019 and 2018, Sibco Europe Ltd. billed the Company $ — 0- and $37, respectively, for services. These amounts are included in selling, general and administrative expenses on the Company’s combined statements of operations and comprehensive income. No accounts payable was due to Sibco Europe Ltd. at December 31,2019 and 2018.

During 2019, Sibco Europe Ltd. Loaned EnvisionTec Inc. $400 which was repaid in September 2020. Additionally, ATMRE, LLC loaned EnvisionTec $200 during 2019. The balance is outstanding.

EnvisionTec, Inc. entered into a term loan agreement with EvnsisionTec GmbH dated July 11, 2019 in the amount of €600 or $673 USD. The interest rate is 0.5% plus LIBOR. The repayment date is June 30, 2020.

EnvisionTEC Group

Notes to Combined Financial Statements

10.   Commitments and Contingencies

Operating Lease Commitments

The Company leases various manufacturing facilities, offices and warehouse spaces under operating lease arrangements expiring at various dates through 2023. Future minimum lease payments of operating lease arrangements at December 31, 2019 are approximately $725 in 2020, $478 in 2021, $252 in 2022 and $252 in 2023. Rent expense under operating lease arrangements was approximately $694 and $619 for the years ended December 31, 2019 and 2018, respectively.

Legal Matters

The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss or liability can be reasonably estimated. Accounting for contingencies, such as legal matters, requires the Company to use its judgment.

11.   Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including November 6, 2020, which is the date the financial statements were available to be issued.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020.

We are unable to predict the impact that COVID-19 will have on future periods due to numerous uncertainties. While COVID-19 so far has not unfavorably affected our operations to date, the extent of the impact in the future, if any, will depend on future developments, which are highly uncertain, cannot be predicted and could have a material adverse impact on our financial position, operating results and cash flows. A prolonged outbreak could, among other things, strain our business continuity plans, create delays in our growth and strategic initiatives, reduce our sales and marketing activities, limit our access to financing on favorable terms, increase our exposure to potential impairment charges related to long-lived and intangible assets, hinder our ability to support our customers and operate our business effectively, heighten the risk of disruption to our information and reporting systems and internal controls, including those over financial reporting and other risk management systems, or require us to incur substantial costs. We are closely monitoring the impact of COVID-19 on all aspects of our business and may take further actions as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, customers and partners. As the conditions surrounding COVID-19 continue to evolve rapidly, we will continue to actively manage our response in collaboration with customers, government officials and stakeholders, and assess any potential impacts to our financial position and operating results, as well as adverse developments in our business.

EnvisionTEC Group

Notes to Combined Financial Statements

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is aimed at providing emergency assistance and health care for individuals, families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. We are analyzing the various aspects of the CARES Act to determine the impact specific provisions may have on us.

Exhibit 99.3

ENVISIONTEC GROUP

COMBINED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$24,987	$14,865
Trade accounts receivable, less allowance for doubtful accounts of $836 and $755 in 2020 and 2019	5,480	3,310
Inventories	8,973	8,885
Prepaid expenses and other current assets	1,083	3,660
Total Current Assets	40,523	30,720
Property, Plant and Equipment, Net	1,676	1,719
Related party loan receivable	1,980	—
Intangible Asset, Net	557	594
Total Assets	$44,736	$33,033
Liabilities and Equity
Current Liabilities
Trade accounts payable	$1,580	$2,461
Deferred revenue	2,042	2,175
Accrued expenses and other current liabilities	2,943	2,420
Related party loan payable	200	600
Total Current Liabilities	6,765	7,656
Long-term debt	1,176	—
Total Liabilities	7,941	7,656
Stockholders’ Equity
Contributed capital	443	443
Retained earnings	38,588	28,517
Accumulated other comprehensive loss	(2,236)	(3,583)
Total Stockholders’ Equity	36,795	25,377
Total Liabilities and Stockholders’ Equity	$44,736	$33,033

See accompanying notes to combined financial statements.

1

ENVISIONTEC GROUP

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
(in thousands)

September 30,	2020	2019
Net Revenue	$32,611	$24,419
Cost of Goods Sold	13,557	14,678
Gross Profit	19,054	9,741
Operating Expenses
Research and development	3,186	3,425
Selling, general and administrative	5,889	7,623
Total Operating Expenses	9,075	11,048
Operating Profit (Loss)	9,979	(1,307)
Other Income	511	268
Income (Loss) Before Taxes	10,490	(1,039)
Income Taxes	(420)	(45)
Net Income (Loss)	10,070	(1,084)
Other Comprehensive Gain (Loss)
Foreign currency translation	1,348	(616)
Comprehensive Income (Loss)	$11,418	$(1,700)

See accompanying notes to combined financial statements.

2

ENVISIONTEC GROUP

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
(in thousands)

	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2019	$443	$29,074	$(2,704)	$26,813
Net loss	—	(1,084)	—	(1,084)
Other comprehensive loss	—	—	(616)	(616)
Balance, September 30, 2019	$443	$27,990	$(3,320)	$25,113
Balance, January 1, 2020	$443	$28,518	$(3,584)	$25,377
Net income	—	10,070	—	10,070
Other comprehensive income	—	—	1,348	1,348
Balance, September 30, 2020	$443	$38,588	$(2,236)	$36,795

See accompanying notes to combined financial statements.

3

ENVISIONTEC GROUP

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

Nine months ended September 30,	2020	2019
Operating Activities
Net income (loss)	$10,070	$(1,084)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	304	497
Amortization	37	37
Provision for bad debt	135	69
Loss on sale of property and equipment	6	132
Changes in operating assets and liabilities:
Trade accounts receivable	(2,550)	(1,316)
Inventories	(87)	(2,002)
Prepaid expenses and other current assets	2,576	(112)
Trade accounts payable	(881)	947
Deferred revenue and customer deposits	(133)	(15)
Income taxes payable	28	28
Accrued expenses and other current liabilities	419	(149)
Net cash provided by (used in) operating activities	10,224	(2,968)
Investing Activities
Property and equipment purchases	(246)	(434)
Advance to related party	(1,980)	—
Net cash used in investing activities	(2,226)	(434)
Financing Activities
Proceeds from long-term borrowings	1,176	—
Proceeds from related party loans	—	600
Payment of related party loans	(400)	—
Net cash provided by (used in) financing activities	776	600
Effect of Currency Translation on Cash and Cash Equivalents	1,348	(616)
Net Increase (Decrease) in Cash and Cash Equivalents	10,122	(3,418)
Cash and Cash Equivalents, beginning of period	14,865	16,927
Cash and Cash Equivalents, end of period	$24,987	$13,509
Supplemental Cash Flow Information:
Cash paid for income taxes, net of refunds	$(2,584)	$162

See accompanying notes to combined financial statements.

4

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

1.	Basis of Presentation

The combined financial statements include the accounts of EnvisionTEC, Inc., a Michigan corporation, which operates the business in North America; EnvisionTEC GmbH, a German company with limited liability, which operates the business in Germany; 3dBotics, Inc, d.b.a. Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. Collectively, the combined group is referred to as “the Company” or “EnvisionTEC Group.” The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in combination.

The Company is a leading global provider of professional 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The Company’s 3D printing solutions include three proprietary print technologies and a wide range of print materials. The Company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.

All amounts presented in the accompanying footnotes are presented in thousands, unless otherwise stated.

COVID-19 Pandemic and CARES Act

In March 2020, the World Health Organization declared the novel strain of Coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The full impact of the COVID-19 outbreak continues to evolve. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

We are unable to predict the impact that COVID-19 will have on future periods due to numerous uncertainties. While COVID-19 so far has not unfavorably affected our operations to date, the extent of the impact in the future, if any, will depend on future developments, which are highly uncertain, cannot be predicted and could have a material adverse impact on our financial position, operating results and cash flows. A prolonged outbreak could, among other things, strain our business continuity plans, create delays in our growth and strategic initiatives, reduce our sales and marketing activities, limit our access to financing on favorable terms, increase our exposure to potential impairment charges related to long-lived and intangible assets, hinder our ability to support our customers and operate our business effectively, heighten the risk of disruption to our information and reporting systems and internal controls, including those over financial reporting and other risk management systems, or require us to incur substantial costs. We are closely monitoring the impact of COVID-19 on all aspects of our business and may take further actions as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, customers and partners. As the conditions surrounding COVID-19 continue to evolve rapidly, we will continue to actively manage our response in collaboration with customers, government officials and stakeholders, and assess any potential impacts to our financial position and operating results, as well as adverse developments in our business.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is aimed at providing emergency assistance and health care for individuals, families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property.

As more fully described in Note 8, on April 3, 2020 under the CARES Act the Company applied for and obtained a loan under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense.

5

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of these combined financial statements requires the Company to make certain judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Areas that require significant judgments, estimates and assumptions include, the allowance for doubtful accounts; inventories (including slow moving and obsolete inventory valuation adjustments); product warranty reserves; income taxes; contingencies; and future cash flow estimates associated with long-lived assets for purposes of impairment testing. The Company bases its estimates on historical experience, market comparables and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revenue Recognition

Revenue from the sale of 3D printers and consumables is recognized upon transfer of the risks and rewards of ownership to the buyer, which for 3D printers is generally upon shipment for sales to distributors, or in the case of direct sales of the Company’s 3D printers upon final acceptance by the customer after completion of the training and installation by the Company’s technicians, or upon shipping for printers that are installed by the customer. Revenue from the sales of consumables (primarily print materials and replacement parts) is recorded upon shipment. Revenue for all deliverables in a sales arrangement is recognized, provided that persuasive evidence of a sales arrangement exists, both title and risk of loss have passed to the customer and collection is reasonably assured. Persuasive evidence of a sales arrangement exists upon execution of a written sales agreement or signed purchase order that constitutes a fixed and legally binding commitment between the Company and its customer. Any payments received from a customer prior to meeting all revenue recognition criteria are recorded as deferred revenue in the combined balance sheets.

The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales may include a combination of 3D printers, ancillary equipment, consumables, a standard warranty, training and installation. The timing of revenue recognition is generally the same for each component of the sale as the final requirements for revenue recognition are met at the same time (i.e., customer acceptance or shipment, whichever is applicable for that sale). The Company evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenue on delivered items when that functionality has been affected.

The Company provides customers with a standard warranty on the sale of its 3D printers, generally covering the one-year period from the sale of the printer. The warranty is not treated as a separate service because the warranty is an integral part of the sale of the machine. A reserve for estimated warranty costs is recorded at the time of the sale based on historical warranty experience. After the initial warranty period, the Company offers customers an optional extended warranty. Extended warranty revenue is deferred and recognized on a straight-line basis over the period of the contract and the costs associated with these contracts are recognized as incurred.

The Company’s 3D printers include embedded software which is not sold separately and is not a significant focus of its marketing effort. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB Accounting Standard Codification (“ASC”) 985, Software — Revenue Recognition. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole, such that ASC 985 is not applicable. Revenue associated with this embedded software is recognized at the same time as the related 3D printer.

6

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

Shipping and handling costs billed to customers for sales of 3D printers and consumables are included in revenue in the combined statements of operations and comprehensive income. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the combined statements of operations and comprehensive income.

The terms of sale for the Company’s 3D printers generally require upfront payment for a portion of the cost of the 3D printer before shipment (usually at the time of order and/or just prior to shipping), with any remaining balance generally to be paid 30 to 60 days after shipment or installation. Payment for sales of consumables is generally due 30 to 60 days after shipment to the customer. Customers generally do not have a right of return, but if accepted they are generally subject to a restocking fee.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value because of the short maturity of the instruments. Cash balances are maintained with financial institutions located in the United States, Germany and Lebanon. The Company believes its risk of loss is limited; however, at times, account balances may exceed international and federally insured limits. The Company has no history of losses associated with these cash and cash equivalent balances.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their net realizable value. The estimate of the allowance for doubtful accounts related to trade receivables is based on evaluation of customer accounts with past-due balances or specific accounts for which there is information that the customer may be unable to meet its financial obligations. Based upon review of these accounts, and management’s analysis and judgment, the Company records a specific allowance for that customer’s accounts receivable balance to reduce the outstanding receivable balance to the amount expected to be collected. The allowance is re-evaluated and adjusted periodically as additional information is received that impacts the allowance amount reserved. The allowance for doubtful accounts at September 30, 2020 and December 31, 2019 were $835 and $755, respectively.

Inventories

All inventories are valued at the lower of cost or market, as determined using the first-in, first-out (“FIFO”) method. Overhead is allocated to work in progress and finished goods based on normal capacity of the Company’s production facilities. Fixed overhead associated with production facilities that are being operated below normal capacity are recognized as a period expense rather than being capitalized as a product cost. Adjustments for slow-moving and obsolete inventories are provided based on historical experience and current product demand. These adjustments reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales in the combined statements of operations and comprehensive income. The adjustments for slow-moving and obsolete inventories at September 30, 2020 and December 31, 2019 were $615 and $594, respectively.

Property and Equipment, Net

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the contractual lives of the related leases. Repairs and maintenance are charged to expense as incurred.

7

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the nine months ended September 30, 2020 and 2019.

Intangible Assets, Net

Intangible assets represent acquired intangibles purchased through acquisitions. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated.

Amortization of acquired intangible is included in cost of sales, research and development expenses and selling, general and administrative expenses in the combined statements of operations and comprehensive income. For intangibles with finite lives, the Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the nine months ended September 30, 2020 and 2019.

Advertising

Advertising costs are expensed as incurred and were approximately $169 and $149 for the nine months ended September 30, 2020 and 2019, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as cost of goods sold in the combined statements of operations and comprehensive income.

Research and Development Costs

Research and development costs consist primarily of employee compensation expenses, materials, laboratory supplies, costs for related software, and costs for facilities and equipment. Expenditures for research and development are expensed as incurred.

Income Taxes

The Company’s U.S. operating entity, EnvisionTEC, Inc., and its U.S. IP holding company, Gulf Filtration Systems Inc., as well as Viridis3D are organized as Michigan corporations that are treated as S corporations for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and similar state provisions, each entity is taxed as a flow-through entity and is not liable for income taxes. Its earnings and losses are included in the individual tax return of its sole shareholder. Therefore, the combined financial statements do not reflect a provision for U.S. federal or state income taxes relating to these entities.

8

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

The German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the applicable tax regulations of Germany. As a result, the accompanying combined statements of operations and comprehensive income include tax expense related to Germany.

The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of assets and liabilities of EnvisionTEC GmbH using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in the level and composition of earnings, tax laws or the deferred tax valuation allowance, as well as the results of tax audits, may materially impact the effective tax rate.

The Company estimates liabilities related to uncertain tax positions. As of September 30, 2020 and December 31, 2019, the Company had a liability of $455 and $427, respectively, related to uncertain tax positions in certain states and foreign jurisdictions. The calculation of the liability for uncertain tax positions requires management to make estimates and assumptions. The Company believes that its assumptions and estimates are reasonable, although actual results may have a material positive or negative impact on the balances of current or deferred tax assets and liabilities and net income.

Variable Interest Entities

A variable interest entity (VIE) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. Implicit variable interests may result in the absorption or receipt of variability in a legal entity. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. An entity has the power to direct the activities of another entity when its management has the ability to make key operating decisions, such as decisions regarding capital or product investment or manufacturing production schedules. The Company has evaluated certain entities, including certain related parties and entities under common control, and concluded that the Company has no VIEs subject to consolidation.

Stockholders’ Equity

The EnvisionTEC Group is presented in combined form based on the existence of common control for all periods presented. All of the companies combined within EnvisionTEC Group (listed below) are each 100% owned by the same individual, therefore, profits, losses and distributions are allocated as such. The shares issued and outstanding for each of the individual entities included in the combined financial statements as of September 30, 2020 were as follows:

Common Stock Issued and Outstanding
EnvisionTEC, Inc.	10
EnvisionTEC GmbH	22
Viridis3D	60
Gulf Filtration Systems, Inc.	1

Foreign Currency

The local currency is the functional currency for significant operations outside of the United States. The determination of the functional currency of an operation is made based upon the appropriate economic and management indicators.

9

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based upon year-end exchange rates, and are included in stockholders’ equity as a component of comprehensive loss. Revenue and expenses are translated at average exchange rates. Transaction gains and losses that arise from exchange rate fluctuations are charged to operations as incurred, except for gains and losses associated with intercompany receivables and payables for which settlement is not planned or anticipated in the foreseeable future, which are included in other comprehensive income in the combined statement of operations and comprehensive income.

New Accounting Standards or Updates Recently Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2020 as the Company has elected to use the limited deferral of the effective date of Topic 606 provided by ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”). Topic 606 permits application of the new revenue recognition guidance using one of two retrospective application methods. The Company has not yet determined which application method it will use.

While the Company is continuing to assess all potential impacts of the standard, it currently believes that there could be potential impact to 3D printer sales and the timing of revenue recognition of the various components described in revenue recognition policy.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This ASU is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the guidance on the combined financial statements and related disclosures. This ASU applies to trade accounts receivable.

The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2021 unless the Company elects to use the limited one year deferral of the effective date provided by ASU 2020-05, at which time the guidance would be effective for the Company’s calendar year. The guidance will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply, and whether it will elect the deferral of the effective date. The Company is continuing to assess all potential impacts of the standard.

10

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

3.	Inventories

Inventories consist of the following:

(in thousands)	September 30, 2020	December 31, 2019
Raw materials and components	$5,678	$6,737
Work in progress	122	71
Finished goods	3,173	2,077
Total	$8,973	$8,885

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

(in thousands)	September 30, 2020	December 31, 2019
Prepaid import taxes	$—	$2,942
Other receivables	372	2
Other	711	716
Total	$1,083	$3,660

5.	Property and Equipment, Net

Property and equipment, net, consist of the following:

(in thousands)	September 30, 2020	December 31, 2019	Useful Life (in years)
Machinery and equipment	$3,624	$3,333	3 – 7
Computer equipment and software	1,053	1,022	3
Leasehold improvements	652	695	1
Other	312	271	1 – 25
Property and Equipment	5,641	5,321
Less: accumulated depreciation	(3,965)	(3,602)
Property and Equipment, Net	$1,676	$1,719

Depreciation expenses were $304 and $497 at September 30, 2020 and 2019, respectively.

11

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

6.	Intangible Assets, Net

Intangible Assets, net, consist of the following:

(in thousands)	September 30, 2020	December 31, 2019	Weighted Average Useful Life (in years)
Acquired Technology	$781	$781	12
Less: accumulated amortization	(224)	(187)
Intangible Assets, Net	$557	$594

Amortization expenses were $37 and $37 for the nine months ended September 30, 2020 and 2019, respectively.

Estimated future amortization expense is $12 for the remainder of 2020, $49 annually for each of the next four years, and $349 in the years thereafter.

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	September 30, 2020	December 31, 2019
Other tax withholdings	$1,333	$464
Warranty	284	482
Payroll related liabilities	217	528
Customer deposits and other	1,109	946
Total	$2,943	$2,420

8.	Debt

Under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the Company applied for and obtained a loan under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176 on April 3, 2020. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense. The PPP Loan has a maturity date of April 3, 2022.

9.	Income Taxes

For the nine months ended September 30, 2020 and 2019, EnvisionTEC, Inc., the Company’s U.S. operating entity, and Gulf Filtration Systems Inc., the Company’s U.S. intellectual property holding company were S corporations for U.S. federal and state income tax purposes. As S corporations, the taxable income or loss of these entities was passed through to and included in the individual tax returns of each corporation’s stockholder. Therefore, no provision has been recorded for U.S. federal tax and most state jurisdictions. The Company’s German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the taxing regulations of Germany. The Company reported pre-tax book income (loss) from Germany of approximately $255 and $(1,320) for the nine months ended September 30, 2020 and 2019, respectively. The Company’s U.S. entities reported pre-tax book income of approximately $10,235 and $281 for the nine months ended September 30, 2020 and 2019, respectively.

12

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

The components of income taxes for the nine months ended September 30, 2020 and 2019 are as follows:

September 30, (in thousands)	2020	2019
U.S. federal	$—	$—
State and local	415	45
Foreign	5	0
Total Income Taxes	$420	$45

The Company has a liability for uncertain tax positions of approximately $455 and $427 as of September 30, 2020 and December 31, 2019, respectively, which is recorded in accrued expenses and other current liabilities on the combined balance sheet.

10.	Related Party Transactions

The Company has a lease arrangement with ATMRE LLC, a leasing company in which Mr. El-Siblani, CEO and owner of EnvisionTEC Group, is the sole member, for its headquarters located in Dearborn, Michigan. This lease terminated on December 31, 2016 and the company is currently leasing the facility on a month to month basis. For the nine months ended September 30, 2020 and 2019, the Company paid $108 and $108 to ATMRE, LLC, respectively.

In March 2005, the Company entered into a lease agreement with JES Besitzgesellschaft mbH, a leasing company that is controlled by members of the immediate family of Mr. El-Siblani, for its original facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €8 per month. For the nine months ended September 30, 2020 and 2019, the Company paid JES Besitzgesellschaft GmbH $86 and $85, respectively.

In June 2015, the Company entered into a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El-Siblani, for an additional facility located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €9 per month. For the nine months ended September 30, 2020 and 2019, the Company paid Sitraco (UK) Limited $98 and $96, respectively.

In June 2008, the Company entered into a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El-Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. Pursuant to the distribution agreement with Sibco Europe Ltd., the Company did not have any sales to Sibco Europe Ltd. for the nine months ended September 30, 2020 and 2019 and did not have accounts receivable due from Sibco Europe Ltd. at September 30, 2020 and 2019. Accounts receivables due from Sibco Europe Ltd. at September 30, 2020 and December 31, 2019, respectively, was $0 and $3. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. For the nine months ended September 30, 2020 and 2019, Sibco Europe Ltd. billed the Company $2 and $0, respectively, for services. The amount is included in selling, general and administrative expenses on the Company’s combined statements of operations and comprehensive income. No accounts payable was due to Sibco Europe Ltd. at September 30, 2020 and 2019.

During 2019, Sibco Europe Ltd. loaned EnvisionTec Inc. $400 which was repaid in September 2020.

In September 2020, EnvisionTec, Inc. entered into a loan agreement to loan $1,980 to Sibco Inc., a company based in Michigan owned by Mr. El-Siblani. The balance is outstanding as of September 30, 2020. Any remaining unpaid amounts are due in full on September 23, 2023. Interest of 2% is due annually on December 31.

Additionally, ATMRE, LLC loaned EnvisionTec $200 during 2019. The balance is outstanding as of September 30, 2020.

13

EnvisionTEC Group

Notes to Combined Financial Statements (Unaudited)

11.	Commitments and Contingencies

Operating Lease Commitments

The Company leases various manufacturing facilities, offices and warehouse spaces under operating lease arrangements expiring at various dates through 2023. Future minimum lease payments of operating lease arrangements at September 30, 2020 are approximately $181 for the remainder of 2020, $479 in 2021, $252 in 2022, and $252 in 2023. Rent expense under operating lease arrangements was approximately $544 and $521 for the nine months ended September 30, 2020 and 2019, respectively.

Legal Matters

The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss or liability can be reasonably estimated. Accounting for contingencies, such as legal matters, requires the Company to use its judgment.

12.	Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including January 15, 2021, which is the date the financial statements were available to be issued.

Purchase Agreement and Plan of Merger

On January 15, 2021, the Company entered into a Purchase Agreement and Plan of Merger with Desktop Metal, Inc. (“Desktop Metal”), a Massachusetts-based company that offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. The Company will be sold for an equal combination of cash and common stock of Desktop Metal of $300 million, subject to working capital adjustments. The Purchase Agreement and Plan of Merger is subject to customary considerations prior to closing.

14

Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND ENVISIONTEC

Introduction

The following tables present unaudited pro forma condensed combined financial information about Desktop Metal, Inc. ("Desktop Metal," "we," "us," and "our") consolidated balance sheet and statements of income, after giving effect to the merger with EnvisionTEC Group (“EnvisionTEC”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Desktop Metal and the combined financial statements of EnvisionTEC, referred to below.

On January 15, 2021, we entered into the Purchase Agreement and Plan of Merger by and among Desktop Metal, Inc., EnvisionTEC Merger Sub, Inc., EnvisionTEC US LLC, Envisiontec, Inc., Gulf Filtration Systems, Inc., 3dbotics, Inc., and Ali El-Siblani, or the EnvisionTEC Merger Agreement, pursuant to which we acquired EnvisionTEC, or the EnvisionTEC Acquisition. The aggregate purchase price for the EnvisionTEC Acquisition was (i) $150 million in cash, with such cash amount being subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the EnvisionTEC business at the closing date and (ii) stock consideration equal to a number of shares of Class A common stock, or the Shares, determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the EnvisionTEC Acquisition, subject to a customary collar that allowed for adjustment if the 10-day closing price average was 10% greater or 10% less than the 10-day signing price average. The completion of the EnvisionTEC Acquisition was subject to, among other things, the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. On February 16, 2021, we completed the EnvisionTEC Acquisition.

Legacy Desktop Metal was incorporated in Delaware on August 25, 2015 and became a wholly owned subsidiary of Desktop Metal upon the closing of the merger of Legacy Desktop Metal into a wholly owned subsidiary of Trine Acquisition Corp., or Trine Business Combination. Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. Desktop Metal is headquartered in Burlington, Massachusetts.

Legacy Desktop Metal and Trine, a blank check company incorporated in Delaware on September 26, 2018, entered into a business combination agreement that was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Legacy Desktop Metal has been determined to be the accounting acquirer. The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Legacy Desktop Metal and Trine business combination occurred on September 30, 2020.

EnvisionTEC consists of EnvisionTEC, Inc., a Michigan corporation operating in the U.S.; EnvisionTEC GmbH, a German company with limited liability, which operates in Germany; 3dBotics, Inc, d.b.a Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. The company is a leading global provider of professional-grade 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The company’s 3D printing solutions include three proprietary print technologies and wide range of print materials. The company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Desktop Metal and EnvisionTEC as of September 30, 2020 and gives effect to the merger as if it had been completed on January 1, 2019. The unaudited pro forma condensed combined statements of income combine the historical results of Desktop Metal and the combined balance sheet of EnvisionTEC for the nine months ended September 30, 2020, and the year ended December 31, 2019 and gives effect to the merger as if it occurred on January 1, 2019.

1

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and the combined financial statements of EnvisionTEC as described further in Note 1 — Basis of Pro Forma Presentation.

The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations” (ASC 805), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•   Application of the acquisition method of accounting in connection with the merger; and

•   Transaction costs in connection with the merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in filings made by Desktop Metal with the Securities and Exchange Commission.

2

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(In thousands, assuming no redemptions)

	As of September 30, 2020				As of September 30, 2020
	Desktop Metal,Trine
	Pro Forma Combined	EnvisionTEC	Transaction
	(Historical) (US GAAP)	(Historical) (US GAAP	Accounting Adjustments	(Note 4 References)	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$566,731	$24,987	$(150,000)	A	$441,718
Short-term investments	53,180	—	—		53,180
Accounts receivable, net of allowance for doubtful accounts $1.3 million	1,642	5,480	—		7,122
Inventory	10,363	8,973	—		19,336
Prepaid expenses and other current assets	1,130	1,083	—		2,213
Total current assets	633,046	40,523	(150,000)		523,569
Restricted cash	612	—	—		612
Property, plant and equipment, net	13,601	1,676	—		15,277
Related party loan receivable	—	1,980	—		1,980
Capitalized software, net	357	—	—		357
Right-of-use assets	1,935	—	911	G	2,846
Security deposit	24				24
Goodwill	2,252	—	145,898	A	148,150
Intangible assets, net	2,453	557	123,043	C	126,053
Deferred transaction costs	—	—	—		—
Total Assets	$654,280	$44,736	$119,852		$818,868
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$3,360	$1,580	$—		$4,940
Customer deposits	1,778	—	—		1,778
Current portion of operating lease liability	858	—	505	G	1,363
Accrued expenses and other current liabilities	5,563	2,943	10,287	F	18,793
Deferred revenue	1,136	2,042	(379)	H, I	2,799
Current portion of long-term debt, net of deferred financing costs	9,986	200	(200)	D	9,986
Total current liabilities	22,681	6,765	10,213		39,659

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

3

	As of September 30, 2020				As of September 30, 2020
	Desktop Metal, Trine
	Pro Forma Combined	EnvisionTEC	Transaction
	(Historical) (US GAAP)	(Historical) (US GAAP	Accounting Adjustments	(Note 4 References)	Pro Forma Combined
Long-term debt, net of deferred financing costs	—	1,176	—		1,176
Deferred tax liability	—	—	5,936	E	5,936
Lease liability, net of current portion	2,375	—	406	G	2,781
Total liabilities	25,056	7,941	16,555		49,552
Commitments and contingencies	—	—	—		—
Convertible Preferred Stock	—	—	—		—
Shareholders’ Equity
Common Stock	—	443	(443)	B	—
Class A Common Stock (includes unvested 328,910 shares of restricted stock)	22	—	—		22
Additional paid-in capital	995,751	—	150,000	A	1,145,751
Accumulated deficit	(366,554)	38,588	(48,496)	B, F, H, I	(376,462)
Accumulated other comprehensive income	5	(2,236)	2,236	B	5
Total Stockholders’ Equity	629,224	36,795	103,297		769,316
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$654,280	$44,736	$119,852		$818,868

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

4

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the Year Ended December 31, 2019				For the Year Ended December 31, 2019
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$22,758	$34,582	$(330)	4(a)	$57,010
Services	3,681	—	—		3,681
Total revenues	$26,439	$34,582	$(330)		$60,691
Cost of sales
Products	45,268	20,825	4,569	4(b)	70,662
Services	5,528	—	—		5,528
Total cost of sales	50,796	20,825	4,569		76,190
Gross margin	(24,357)	13,757	(4,899)		(15,499)
Operating expenses:
Research and development	54,656	4,755	4,520	4(b)	63,931
Sales and marketing	18,749	5,005	4,296	4(b),4(c)	28,050
General and administrative	12,807	4,834	10,903	4(b),4(d)	28,544
Total Operating Expenses	86,212	14,594	19,719		120,525
Profit/(Loss) from Operations	(110,569)	(837)	(24,618)		(136,024)
Interest expense	(503)	—	—		(503)
Interest and other income, net	5,952	302	—		6,254
Profit/(Loss) before income taxes	$(105,120)	$(535)	$(24,618)		$(130,273)
Provision for income taxes	—	(22)	1,191	4(e)	1,169
Net Profit/(Loss)	$(105,120)	$(557)	$(23,427)		$(129,104)
Shares used to compute earnings per share – basic and diluted	23,379	$—	8,038	5	31,417
Net Loss per share – basic and diluted	$(4.50)	$—	$—		$(4.11)
Other Comprehensive Profit/Loss
Unrealized gain on available-for-sale marketable securities	171	—	—		171
Foreign currency translation	—	(879)	—		(879)
Total Comprehensive Profit/Loss, net of taxes	$(104,949)	$(1,436)	$(23,427)		$(129,812)

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

5

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2020
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$6,113	$32,611	$(202)	4(a)	$38,522
Services	1,988	—	—		1,988
Total revenues	$8,101	$32,611	$(202)		$40,510
Cost of sales
Products	18,145	13,557	3,427	4(b)	35,129
Services	3,365	—	—		3,365
Total cost of sales	21,510	13,557	3,427		38,494
Gross margin	(13,409)	19,054	(3,629)		2,016
Operating expenses:
Research and development	31,362	3,186	3,390	4(b)	37,938
Sales and marketing	9,994	1,253	3,240	4(b),4(c)	14,487
General and administrative	14,737	4,636	461	4(b)	19,834
Total Operating Expenses	56,093	9,075	7,091		72,259
Profit/(Loss) from Operations	(69,502)	9,979	(10,720)		(70,243)
Interest expense	(253)	—	—		(253)
Interest and other income, net	995	511	—		1,506
Profit/(Loss) before income taxes	$(68,760)	$10,490	$(10,720)		$(68,990)
Provision for income taxes	—	(420)	519	4(e)	99
Net Profit/(Loss)	$(68,760)	$10,070	$(10,201)		$(68,891)
Shares used to compute earnings per share – basic and diluted	29,457	—	8,038	5	37,495
Net Loss per share – basic and diluted	$(2.33)	$—	$—		$(1.84)
Other Comprehensive Profit/Loss, net of taxes
Unrealized gain on available-for-sale marketable securities	(70)	—	—		(70)
Foreign currency translation	—	1,348	—		1,348
Total Comprehensive Profit/Loss, net of taxes	$(68,830)	$11,418	$(10,201)		$(67,613)

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

6

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands)

Note 1 — Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Desktop Metal, taking into account the pro forma effect of the Trine transaction, as of September 30, 2020 and EnvisionTEC as of September 30, 2020. EnvisionTEC’ s fiscal year ends on December 31 and Desktop Metal fiscal year also ends on December 31. The unaudited pro forma condensed combined statements of income were prepared using:

•  the historical unaudited statement of income of Desktop Metal for the nine months ended September 30, 2020, taking into account the pro forma effect of the Trine transaction;

•  the historical audited statement of income of Desktop Metal for the year ended December 31, 2019, taking into account the pro forma effect of the Trine transaction;

•  the historical audited consolidated combined statement of income of EnvisionTEC for the year ended December 31, 2019;

•  the historical unaudited consolidated combined statement of income of EnvisionTEC for the nine months ended September 30, 2020.

Both Desktop Metal and EnvisionTEC’ s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical EnvisionTEC financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform EnvisionTEC’s financial statement presentation to that of Desktop Metal.

The acquisition of EnvisionTEC by Desktop Metal will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Desktop Metal’s costs to acquire EnvisionTEC have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired, and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of EnvisionTEC’ s identifiable tangible and intangible assets acquired, and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and valuation procedures are completed and such changes could be material, as certain valuations have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the merger, valuations will be completed and management will conduct a final review. As a result of the finalization of the valuation procedures and review, there may be differences identified that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

7

Note 2 — Reclassifications

The unaudited pro forma condensed combined financial information has been prepared using Desktop Metal’s significant accounting policies as set forth in Desktop Metal’s audited consolidated financial statements for the fiscal year ended December 31, 2019. During the preparation of the unaudited pro forma condensed combined financial information, Desktop Metal performed an initial review of the accounting policies of EnvisionTEC to determine if differences in accounting policies require reclassification or adjustment to conform to Desktop Metal’s accounting policies and classifications.

The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements incorporated herein for Desktop Metal including the pro forma impact of the Trine transaction:

Balance Sheet as of September 30, 2020

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$243	Prepaid income taxes	Prepaid expenses and other current assets
3	Accounts payable and accrued expenses	Accounts payable
2,673	Accounts payable and accrued expenses	Accrued expenses and other current

Statement of Income for the Year Ended December 31, 2019

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,857	Operating costs	General and administration
5,142	Interest income	Interest and other income, net
170	Unrealized gain on marketable securities held in	Interest and other income, net

Statement of Income for the Nine Months Ended September 30, 2020

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$4,048	Operating costs	General and administration
1,110	Interest income	Interest and other income, net

Historical EnvisionTEC financial information included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Desktop Metal as indicated in the table below:

Balance Sheet as of September 30, 2020

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$200	Related party loan	Other Current Loans

8

Statement of Income for the Year Ended December 31, 2019

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$5,005	Selling, general and administrative	Sales and marketing
4,834	Selling, general and administrative	General and administrative
302	Other income	Interest and other income, net

Statement of Income for the Nine Months Ended September 30, 2020

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,253	Selling, general and administrative	Sales and marketing
4,636	Selling, general and administrative	General and administrative
511	Other income	Interest and other income, net

Note 3 — Conforming Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Desktop Metal. Desktop Metal believes these accounting policies are similar in most material respects to those of EnvisionTEC. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal became aware of differences between the accounting policies of Desktop Metal and EnvisionTEC related to ASC 606, Revenue from Contracts with Customers and ASC 842, Leases.

Desktop Metal adopted ASC 606 using the full retrospective approach effective January 1, 2018 and adopted ASC 842 using the modified retrospective approach effective January 1, 2018. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal reviewed the impact of the difference in adoption dates and determined that the impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 would not be significant. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited condensed combined balance sheet as of September 30, 2020 properly reflect the impacts of adopting these standards.

Upon completion of the merger, management will perform a comprehensive review of Desktop Metal and EnvisionTEC’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Desktop Metal.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the merger occurred on January 1, 2019.

9

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet which represent only transaction accounting adjustments are as follows:

Purchase Accounting

A.	Estimated Merger Consideration and Allocation:

The aggregate consideration for the Business Combination is approximately $300.0 million, $150.0 million in cash, and $150.0 million in an equivalent number of shares based on Desktop Metal’s average closing share price of        on       .

The following table summarizes the components of the merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars and shares, except for per share amounts and the exchange ratios):

Purchase Price

September 30, 2020
Cash consideration	$150,000
Issuance of Desktop Metal shares	150,000
Total purchase price	$300,000

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Desktop Metal in the transaction, reconciled to the estimate of the consideration to be transferred:

Calculation of consideration estimated to be transferred

		September 30, 2020
Net book value of net assets acquired		$36,795
Adjustments to:
Intangible assets	C	123,043
Deferred tax	E	(5,936)
Extinguishment of related party loan	D	200
Goodwill		145,898
Total estimated consideration		$300,000

B.	Reflects the elimination of EnvisionTEC’s historical equity to present it as a goodwill for Desktop Metal.

C.	Reflects the adjustment to record step-up of intangible assets per description below:

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	10	$42,500	Intangible assets, net
Acquired technology	8	73,100	Intangible assets, net
Trade name	13	8,000	Intangible assets, net
Total identifiable intangible assets		123,600
Historical EnvisionTEC acquired technology		557
Pro forma adjustment		$123,043

D.	To eliminate EnvisionTEC related party loan. This debt will not be assumed by Desktop Metal in connection with the acquisition.

E.	Reflects the adjustments to record an increase to deferred income tax liabilities of $5.9 million resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

10

Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.

F.	To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million and the corresponding increase to accrued liabilities related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger.

Accounting policy alignment

G.	Reflects the adjustment for the adoption of ASC 842 to record right-of-use assets and corresponding lease liability related to leased facilities as of September 30, 2020 The lease liability of $0.9 million was calculated based on the remaining lease payments as of the closing date discounted using Desktop Metal’s discount rate and presented as current and noncurrent based on the timing of subsequent payments.

H.	Reflects the deferral of commissions related to the ASC 606 accounting policy alignment.

I.	Reflects the adjustment for warranties related to the ASC 606 accounting policy alignment. Revenue related to warranties of $0.3 million has been deferred as of the nine months ended September 30, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Income which represent only transaction accounting adjustments are as follows:

(a)	Reflects the ASC 606 accounting policy alignment for commissions and warranties.

Revenue related to warranties of $0.3 million for the twelve months ended December 31, 2019 and $0.2 million for the nine months ended September 30, 2020 have been deferred.

(b)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $14.0 million for the twelve months ended December 31, 2019 and $10.5 million for the nine months ended September 30, 2020. The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Desktop Metal will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense to approximately $15.4 million for the twelve months ended December 31, 2019 and $11.5 million for the nine months ended September 30, 2020. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense to approximately $12.7 million for the twelve months ended December 31, 2019 and $9.5 million for the nine months ended September 30, 2020.

(c)	Reflects Sales & marketing expenses related to commissions of $0.1 million for the twelve months ended December 31, 2019 and $0.05 million for the nine months ended September 30, 2020 have been deferred.

(d)	To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger. Transactions costs incurred relate to advisory, audit and legal costs associated with the transaction.

11

(e)	Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.

Note 5 — Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2019. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2019 and for the nine months ended September 30, 2020:

	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2020	December 31, 2019
Pro forma net loss	$(68,891)	$(129,104)
Pro forma weighted average shares outstanding – basic and diluted	37,495	31,417
Pro forma EPS – basic and diluted	$(1.84)	$(4.11)

A 25% fluctuation in the market price of Desktop Metal shares would affect the number of Desktop Metal shares outstanding, as illustrated in the table below: Common Shares Outstanding Reconciliation

Common Shares Outstanding Reconciliation

	September 30, 2020	Flux +25%	Flux -25%
Common shares outstanding at September 30, 2020	29,457	29,457	29,457
Average share price for conversion of Desktop Metal shares for consideration	$18.66	$23.33	$14.00
Estimated shares issued for purchase consideration	8,038	6,431	10,718
Common Shares Outstanding	37,495	35,888	40,175

12

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2021

Desktop Metal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38835	83-2044042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Third Avenue Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(978) 224-1244

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DM	New York Stock Exchange
Warrants to purchase one share of Class A common stock	DM.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On February 26, 2021, Desktop Metal, Inc. (the “Company”) issued a press release announcing the redemption of all of its outstanding warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreement, dated March 14, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 nor the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 26, 2021
99.2	Notice of Redemption dated February 26, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desktop Metal, Inc.

Date: February 26, 2021	By:	/s/ Ric Fulop
	Name:	Ric Fulop
	Title:	Chief Executive Officer

Exhibit 99.1

DESKTOP METAL, INC. ANNOUNCES REDEMPTION OF PUBLIC WARRANTS

BOSTON--(BUSINESS WIRE)--Desktop Metal, Inc. (NYSE: DM), (“Desktop Metal” or “the Company”), a leader in mass production and turnkey additive manufacturing solutions, today announced that the Company will redeem all of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 14, 2019 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remain outstanding at 5:00 p.m. New York City time on March 29, 2021 (the “Redemption Date”) for a redemption price of $0.01 per Public Warrant (the “Redemption Price”). Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and that are still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

Under the terms of the Warrant Agreement, Desktop Metal is entitled to redeem all of the outstanding Public Warrants if the last sales price of the Common Stock is at least $18.00 per share on each of twenty trading days within any thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. At the direction of the Company, the Warrant Agent has delivered a notice of redemption to each of the registered holders of the outstanding Public Warrants.

The Public Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of Common Stock underlying such warrants, at the exercise price of $11.50 per share. Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive only the redemption price of $0.01 per warrant.

Ric Fulop, Desktop Metal’s CEO and co-founder, said, “We are pleased to streamline our capital structure following the close of our business combination and enhance our cash position by eliminating the Public Warrants. More than 75 percent of our public warrants have been exercised to date, bolstering our cash balance and providing us with significant financial flexibility to invest in both organic growth initiatives and pursue inorganic business opportunities in line with our strategy to own printers, parts, and materials that address Additive Manufacturing 2.0 applications across an array of verticals.”

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-251653). The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, a copy of the prospectus from the Desktop Metal investor relations website may be obtained at https://ir.desktopmetal.com.

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Desktop Metal, Inc.

Desktop Metal, Inc., based in Burlington, Massachusetts, is accelerating the transformation of manufacturing with end-to-end 3D printing solutions. Founded in 2015 by leaders in advanced manufacturing, metallurgy, and robotics, the company is addressing the unmet challenges of speed, cost, and quality to make 3D printing an essential tool for engineers and manufacturers around the world. Desktop Metal was selected as one of the world’s 30 most promising Technology Pioneers by the World Economic Forum; named to MIT Technology Review’s list of 50 Smartest Companies; and recognized among the most important innovations in engineering in Popular Science’s “Best of What’s New.” For more information, visit www.desktopmetal.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statement generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Press Contact

Lynda McKinney, 978-224-1282
Lyndamckinney@desktopmetal.com

Exhibit 99.2

February 26, 2021

NOTICE OF REDEMPTION OF CERTAIN WARRANTS (CUSIP 25058X 113)

Dear Public Warrant Holder,

Desktop Metal, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on March 29, 2021 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 14, 2019 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) for a redemption price of $0.01 per Public Warrant (the “Redemption Price”). Each Public Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $11.50 per share, subject to adjustments. Any Public Warrants (including Public Warrants that are included in outstanding units) that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Public Warrants in “street name.” Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and still held by the initial holders thereof or their permitted transferees are not subject to this notice of redemption.

The Public Warrants and the Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbols “DM.WS” and “DM,” respectively. On February 23, 2021, the closing price of the Public Warrants was $11.09 and the closing price of the Common Stock was $22.58. At 5:00 p.m. New York City time on the Redemption Date, the Public Warrants will cease trading on the NYSE.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Public Warrant holders to exercise their Public Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Public Warrants will have no rights with respect to those warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Public Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Public Warrants.

The Company is exercising this right to redeem the Public Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Public Warrants if the last sales price of the Common Stock equals or exceeds $18.00 per share on each of 20 trading days within any 30-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. The last sales price of the Common Stock has been at least $18.00 per share on each of 20 trading days within the 30-day trading period ending on February 23, 2021 (which is the third trading day prior to the date of this redemption notice).

EXERCISE PROCEDURE

Public Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Public Warrants to purchase Common Stock. Each whole Public Warrant entitles the holder thereof to purchase one share of Common Stock at a cash price of $11.50 per Public Warrant exercised (the “Exercise Price”).

Payment of the Exercise Price may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Those who hold their Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants.

Persons who are holders of record of their Public Warrants may exercise their Public Warrants by sending (1) the warrant certificate representing the Public Warrants being exercised (a “Warrant Certificate”), (2) a fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Public Warrants being exercised, and (3) payment in full of the Exercise Price via wire transfer or other method of payment permitted by the Warrant Agreement to the Warrant Agent at:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

The method of delivery of the Public Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The Warrant Certificate, the fully and properly completed Election to Purchase and payment in full of the Exercise Price must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver the Warrant Certificate, a fully and properly completed Election to Purchase or the payment in full of the Exercise Price before such time will result in such holder’s Public Warrants being redeemed and not exercised.

WARRANTS HELD IN STREET NAME

For holders of Public Warrants who hold their warrants in “street name,” broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City time on March 31, 2021, to deliver the Public Warrants to the Warrant Agent provided that payment in full of the Exercise Price and a Notice of Guaranteed Delivery is received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date. Any such Public Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed or without the payment in full of the Exercise Price will be deemed to have been delivered for redemption (at $0.01 per Public Warrant), and not for exercise.

PROSPECTUS

A prospectus covering the Common Stock issuable upon the exercise of the Public Warrants is included in a registration statement (Registration No. 333-251653) initially filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2020 and declared effective by the SEC on February 4, 2021. The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus from our investor relations website at https://ir.desktopmetal.com.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Public Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Public Warrants.

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Any questions you may have about redemption and exercising your Public Warrants may be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,

Desktop Metal, Inc.

/s/ Meg Broderick
Meg Broderick
General Counsel and Secretary

Annex A

DESKTOP METAL, INC.

ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____________ shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Desktop Metal Inc. (the “Company”) and herewith tenders payment for such shares of Common Stock to the order of the Company in the amount of $____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of __________________________, whose address is ________________________________________ and that such shares of Common Stock be delivered to __________________________ whose address is ________________________________________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of __________________________, whose address is ________________________________________and that such Warrant Certificate be delivered to ________________________, whose address is ________________________________________.

The warrants to purchase shares of Common Stock have been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement, dated as of March 14, 2019 (the “Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent. Pursuant to the terms of the Warrant Agreement, each whole Warrant is exercisable for one fully paid and non-assessable share of Common Stock.

[Signature Page Follows]

Date:                      , 2021

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).